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                          October 20, 2022

       Fred L. Drake
       Chief Executive Officer
       HBT Financial, Inc.
       401 North Hershey Road
       Bloomington, IL 61704

                                                        Re: HBT Financial, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed October 17,
2022
                                                            File No. 333-267895

       Dear Fred L. Drake:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance